Exhibit 10.3

CONSENT AND RELEASE

CONTEXT:

A.	CSL IT Services ULC (f/k/a Canada Safeway Limited) (the “Seller”) and Blackhawk Network (Canada) Ltd. (the “Consentor”) are parties to the Blackhawk Network – Agreement for Services (Canada), effective as of November 1, 2011, and Amendment No. 1 to Blackhawk Network – Agreement for Services (Canada), effective as of March 3, 2012, (the “Agreement”).

B.	The Consentor has been advised that, pursuant to an agreement (the “Asset Purchase Agreement”) dated June 12, 2013 between Sobeys Inc., certain of Sobeys’ affiliates, and the Seller, the Seller has agreed to assign all of its right, title and interest in and to the Agreement to Sobeys West Inc. (the “Buyer”), effective upon completion of the transactions contemplated in the Asset Purchase Agreement which occurred on November 3, 2013 (the “Closing”).

C.	The Consentor has been advised that, pursuant to the Asset Purchase Agreement, the Buyer has agreed that as and from the Closing it will assume responsibility for the discharge and performance of the Seller’s obligations under the Agreement to the extent that such obligations are to be observed, paid, discharged or performed, as the case may be, at any time after the Closing and which arise out of events occurring after that time.

THEREFORE:

1.	The Consentor consents to the assignment of the Agreement to the Buyer effective as of the Closing and, in consideration of the Buyer’s assumption of the Seller’s obligations under the Agreement, agrees that upon the assignment there will be a novation such that the Consentor and the Buyer will be the parties to the Agreement, and the Seller will be released and forever discharged from any obligations or liabilities under the Agreement arising after the date of the assignment and for which the Buyer has assumed responsibility.

2.	For certainty, the Buyer acknowledges that the effect of the novation provided for in paragraph 1 above is that the Consentor will be entitled to enforce the Agreement (to the extent that the obligations and liabilities under it have been assumed by the Buyer) directly against the Buyer and will have a direct right of action against the Buyer in respect of those obligations and liabilities as if the Buyer had executed and delivered the Agreement instead of the Seller.

3.	This consent and release shall be governed by the laws of the Province of Alberta.

4.	This consent and release may be executed and delivered by the parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

Each of the parties has executed and delivered this consent, release and novation as of the 12th day of March, 2014.

BLACKHAWK NETWORK (CANADA) LTD.

Per:	/s/ Steve Dekker
	Name:	Steve Dekker
	Title:	Managing Director

CSL IT SERVICES ULC
(F/K/A CANADA SAFEWAY LIMITED)

Per:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Secretary

SOBEYS WEST INC.

Per:	/s/ Bruce Bowman
	Name:	Bruce Bowman
	Title:	Vice President, Legal